Exhibit 5.1

August 13, 2021

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

     I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 (File No. 333-255829) (the “Registration Statement”) filed by the Company and Becton Dickinson Euro Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Becton Finance”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the issuance by Becton Finance of €900,000,000 aggregate principal amount of Becton Finance’s 0.334% Notes due 2028 and €900,000,000 aggregate principal amount of Becton Finance’s 1.336% Notes due 2041 (together, the “Notes”). The Indenture (as defined below) provides that the Notes are to be guaranteed by the Company (such guarantee, together with the Notes, the “Securities”). The Securities are being offered and sold pursuant to a Prospectus, dated May 6, 2021, as supplemented by the Prospectus Supplement, dated August 10, 2021 (together, the “Prospectus”), filed with the Commission on August 10, 2021 pursuant to Rule 424(b)(2) under the Act, and an Underwriting Agreement, dated August 10, 2021 (the “Underwriting Agreement”), among Becton Finance, the Company and the underwriters named therein.

     In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus; (b) a copy of the Indenture, dated as of May 17, 2019 (the “Base Indenture”), among Becton Finance, as issuer, the Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), including Article 10 thereof containing the guaranty obligations of the Company (the “Guarantee”), as amended and supplemented by the Third Supplemental Indenture thereto, dated as of August 13, 2021 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among Becton Finance, the Company and the Trustee; and (c) an executed copy of the Underwriting Agreement.

     I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

     In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or photocopied copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of Becton Finance and the Trustee.

     Based on the foregoing, I am of the opinion that:

(i)
The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus.

(ii)	The Underwriting Agreement and the Indenture have been duly authorized, executed and delivered by the Company.

(iii)
The issue of the Guarantee and the compliance by the Company with all of the provisions of the Indenture applicable thereto, and the consummation of the transactions therein contemplated, will not conflict with or result in a breach or violation of any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.

     I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on August 13, 2021. In addition, I consent to the reference to me under the caption “Legal Matters” in the Prospectus.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Gary DeFazio
Gary DeFazio
Senior Vice President, Corporate Secretary and Associate General Counsel